For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Andy Dolny, Investor Relations
404-828-8901

UPS RELEASES 4Q RESULTS

•	Global Deliveries in December Climb 20%

•	Higher U.S. Costs Driven by Surge in Shipments and Inclement Weather

•	E-commerce Pushes Quarterly Volume up 6.0% Worldwide

•	International Export Volume Up 9.5% per Day on Strong Europe Growth

•	2013: $6.1 Billion in Shareowner Distributions; $5.3 Billion in Free Cash Flow

•	$500 Million of Increased Investments in Capacity Expansion

•	Announces Full-Year 2014 EPS Guidance of $5.05 to $5.30

ATLANTA, Jan. 30, 2014 - UPS (NYSE:UPS) today released details regarding fourth quarter 2013 results. Diluted earnings per share totaled $1.25, a $0.07 decline from 2012 fourth quarter adjusted results. Average daily package volume increased 6.0%, as total deliveries in December surged 20%. Significantly higher than predicted volume and inclement weather contributed to excess operating costs in the U.S., negatively affecting results.

During the fourth quarter 2012, UPS reported a diluted earnings per share loss of $1.83, due to an after-tax, non-cash charge of $3.0 billion to account for a mark-to-market pension adjustment.

“As the retail market shifts to a direct-to-consumer model, more and more companies are leveraging UPS solutions,” said Scott Davis, UPS chairman and CEO. “As a result, we experienced an unprecedented increase in volume, exceeding even our most optimistic plans.

“The increased volume put a strain on our network, causing delays. In response, UPS deployed additional people and equipment, placing a greater emphasis on service than cost,” Davis explained. “UPS will make the necessary investments and operational improvements to ensure we meet the needs of the marketplace.”

The company expects full-year diluted earnings per share to be within a range of $5.05 to $5.30, an increase of 11%-to-16% over 2013 adjusted results.

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UPS delivered 20 million packages per day during the fourth quarter. Total shipments in 2013 increased to 4.3 billion, a 3.9% improvement over 2012.

During the holiday period, global daily deliveries exceeded expectations by surpassing 29 million packages on five days, with peak volume exceeding 31 million on December 23rd. Also during this period, UPS experienced 10 days with delivery volume that exceeded the company’s previous high.

Cash Flow

For the year ended Dec. 31, UPS generated $5.3 billion in free cash flow, producing a net income-to-cash conversion ratio of more than 120%. The company paid dividends of $2.3 billion, an increase of nearly 9% per share over the prior year, and repurchased more than 43 million shares for approximately $3.8 billion.

U.S. Domestic Package

U.S. Domestic fourth quarter revenue improved 4.2% to $9.3 billion. Daily package volume increased 5.6% with Deferred and Ground leading the way, up 8.0% and 5.8% respectively.

Total revenue per package declined 1.3%, as lower fuel surcharges, changes in product and customer mix, as well as higher service refunds, contributed to the drop. Shippers continue to utilize the UPS portfolio, choosing lower cost over faster delivery, as evidenced by more than 30% growth in UPS SurePost.

Operating profit totaled $1.2 billion as additional costs associated with a greater-than-expected surge in volume and weather led to a $178 million decline from the prior-year adjusted results. Increased compensation and benefit costs reflected the deployment of additional resources in an attempt to meet service commitments. During the quarter, UPS exceeded seasonal hiring targets by more than 30,000, deploying a total of 85,000 temporary employees. In addition, the company experienced significantly higher purchased transportation expenses.

On a reported basis, the operating loss for the fourth quarter of 2012 totaled $1.8 billion as a result of the mark-to-market pension charge.

International Package

International revenue increased 5.3% to $3.4 billion on 8.8% growth in daily package volume. UPS Export products rose 9.5% per day, driven primarily by 13% growth in Europe and significant growth in the Asia-to-Europe trade lane. Non-U.S. domestic products were up 8.2% with strong growth in Poland, Italy, and Canada. During December the segment achieved a peak volume day above 4 million pieces and exceeded last year’s high on 11 days.

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Export yield declined 3.4% on a currency neutral basis, as a result of lower fuel surcharges and customer preference for non-premium products. Double-digit gains in Pan-European shipments also lowered revenue per piece.

Operating profit improved 7.6% to $537 million. Operating margin expanded 30 basis points to 15.9%, compared to last year’s adjusted results.

On a reported basis, the operating loss for the fourth quarter of 2012 totaled $442 million as a result of the mark-to-market pension charge.

Supply Chain & Freight

Revenue in the segment fell 5.8% to $2.3 billion, due to declines in the Freight Forwarding unit. Operating profit was flat compared to 2012 adjusted results, as improvements in Distribution offset declines in Forwarding and UPS Freight.

On a reported basis, operating loss for the fourth quarter of 2012 was $541 million as a result of the mark-to-market pension charge.

The Forwarding unit experienced a revenue decline resulting from decreased tonnage and revenue per kilo, in International Air Freight. The Ocean Freight business reported growth in shipments and operating margin expansion.

Distribution revenue increased over the prior year period. The retail and healthcare sectors contributed to the improved results. Global footprint expanded during the year to 284 facilities, with more than 22 million square feet of space.

UPS Freight LTL revenue increased 2.3% over the prior year driven by LTL tonnage and pricing improvements.

Outlook

The company announced plans to repurchase $2.7 billion of UPS shares during 2014. Capital expenditures are anticipated to be approximately $2.5 billion. This includes accelerated deployments in operational technologies and over $500 million of increased investments in capacity expansion and hub modernization.

“While the year ended on a challenging note, we are confident in our ability to adapt and we expect much better results in 2014,” said Kurt Kuehn, UPS chief financial officer.  “UPS expects balanced profitability growth across all segments in a slightly better economic environment, resulting in full-year guidance of diluted earnings per share of $5.05 to $5.30, an 11%-to-16% increase over our 2013 adjusted results.”

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UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business.  Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide.  The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com.  To get UPS news direct, visit pressroom.ups.com/RSS.

EDITOR’S NOTE:

UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will lead a discussion on fourth quarter results with investors and analysts during a conference call at 8:30 a.m. ET today. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

UPS routinely posts investor announcements on its web site --www.investors.ups.com -- and encourages those interested in the company to check there frequently.

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.
We supplemented the presentation of our fourth quarter and year-to-date 2013 and 2012 operating profit, operating margin, pre-tax income, net income and earnings per share with similar measures that excluded the impact of certain transactions. In the first quarter of 2013, we recorded transactions related to our attempted acquisition of TNT Express N.V. These items included the impact of (1) a pre-tax charge for the TNT termination fee and transaction-related costs of $284 million ($177 million after-tax), and (2) a pre-tax currency gain realized upon the liquidation of a foreign subsidiary of $245 million ($213 million after-tax). During 2012, these items included the impact of mark-to-market adjustments for pension expense recognized outside of a 10% corridor of $4.831 billion ($3.023 billion after-tax) and the establishment of a withdrawal liability related to the New England Teamsters and Trucking Industry Pension Fund of $896 million ($559 million after-tax). We believe these adjusted measures better enable shareowners to focus on period-over-period operating performance.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data - Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2013	2012	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$9,308	$8,933	$375	4.2%
International Package	3,372	3,201	171	5.3%
Supply Chain & Freight	2,296	2,437	(141)	(5.8)%
Total revenue	14,976	14,571	405	2.8%

Operating expenses:
Compensation and benefits	7,647	11,943	(4,296)	(36.0)%
Other	5,421	5,410	11	0.2%
Total operating expenses	13,068	17,353	(4,285)	(24.7)%

Operating profit (loss):
U.S. Domestic Package	1,200	(1,799)	2,999	N/A
International Package	537	(442)	979	N/A
Supply Chain & Freight	171	(541)	712	N/A
Total operating profit (loss)	1,908	(2,782)	4,690	N/A

Other income (expense):
Investment income	10	6	4	66.7%
Interest expense	(94)	(109)	15	(13.8)%
Total other income (expense)	(84)	(103)	19	(18.4)%

Income (loss) before income taxes	1,824	(2,885)	4,709	N/A

Income tax expense (benefit)	657	(1,137)	1,794	N/A

Net income (loss)	$1,167	$(1,748)	$2,915	N/A

Net income (loss) as a percentage of revenue	7.8%	(12.0)%

Per share amounts:
Basic earnings (loss) per share	$1.26	$(1.83)	$3.09	N/A
Diluted earnings (loss) per share	$1.25	$(1.83)	$3.08	N/A

Weighted-average shares outstanding:
Basic	928	956	(28)	(2.9)%
Diluted	937	956	(19)	(2.0)%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$1,200	$1,378	$(178)	(12.9)%
International Package (1)	537	499	38	7.6%
Supply Chain & Freight (1)	171	172	(1)	(0.6)%
Total operating profit (1)	1,908	2,049	(141)	(6.9)%

Income before income taxes (1)	$1,824	$1,946	$(122)	(6.3)%
Net income (2)	$1,167	$1,275	$(108)	(8.5)%

Basic earnings per share (2)	$1.26	$1.33	$(0.07)	(5.3)%
Diluted earnings per share (2)	$1.25	$1.32	$(0.07)	(5.3)%

(1) 2012 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $4.831 billion, allocated between the U.S. Domestic Package segment ($3.177 billion), International Package segment ($941 million), and Supply Chain & Freight segment ($713 million).

(2) 2012 net income and earnings per share amounts exclude the impact of the pension mark-to-market adjustment described in (1), which decreased net income by $3.023 billion. 4th quarter 2012 adjusted diluted earnings per share is based on weighted-average shares outstanding of 965 million.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2013	2012	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,689	$1,669	$20	1.2%
Deferred	1,037	992	45	4.5%
Ground	6,582	6,272	310	4.9%
Total U.S. Domestic Package	9,308	8,933	375	4.2%
International Package:
Domestic	728	676	52	7.7%
Export	2,502	2,391	111	4.6%
Cargo	142	134	8	6.0%
Total International Package	3,372	3,201	171	5.3%
Supply Chain & Freight:
Forwarding and Logistics	1,441	1,623	(182)	(11.2)%
Freight	712	671	41	6.1%
Other	143	143	—	—%
Total Supply Chain & Freight	2,296	2,437	(141)	(5.8)%
Consolidated	$14,976	$14,571	$405	2.8%

Consolidated volume (in millions)	1,217	1,148	69	6.0%

Operating weekdays	61	61	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,422	1,405	17	1.2%
Deferred	1,400	1,296	104	8.0%
Ground	14,244	13,461	783	5.8%
Total U.S. Domestic Package	17,066	16,162	904	5.6%
International Package:
Domestic	1,687	1,559	128	8.2%
Export	1,205	1,100	105	9.5%
Total International Package	2,892	2,659	233	8.8%
Consolidated	19,958	18,821	1,137	6.0%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$19.47	$19.47	$—	—%
Deferred	12.14	12.55	(0.41)	(3.3)%
Ground	7.58	7.64	(0.06)	(0.8)%
Total U.S. Domestic Package	8.94	9.06	(0.12)	(1.3)%
International Package:
Domestic	7.07	7.11	(0.04)	(0.6)%
Export	34.04	35.63	(1.59)	(4.5)%
Total International Package	18.31	18.91	(0.60)	(3.2)%
Consolidated	$10.30	$10.45	$(0.15)	(1.4)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Financial Data - Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2013	2012	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$34,074	$32,856	$1,218	3.7%
International Package	12,429	12,124	305	2.5%
Supply Chain & Freight	8,935	9,147	(212)	(2.3)%
Total revenue	55,438	54,127	1,311	2.4%

Operating expenses:
Compensation and benefits	28,557	33,102	(4,545)	(13.7)%
Other	19,847	19,682	165	0.8%
Total operating expenses	48,404	52,784	(4,380)	(8.3)%

Operating profit:
U.S. Domestic Package	4,603	459	4,144	N/A
International Package	1,757	869	888	102.2%
Supply Chain & Freight	674	15	659	N/A
Total operating profit	7,034	1,343	5,691	N/A

Other income (expense):
Investment income	20	24	(4)	(16.7)%
Interest expense	(380)	(393)	13	(3.3)%
Total other income (expense)	(360)	(369)	9	(2.4)%

Income before income taxes	6,674	974	5,700	N/A

Income tax expense	2,302	167	2,135	N/A

Net income	$4,372	$807	$3,565	N/A

Net income as a percentage of revenue	7.9%	1.5%

Per share amounts:
Basic earnings per share	$4.65	$0.84	$3.81	N/A
Diluted earnings per share	$4.61	$0.83	$3.78	N/A

Weighted-average shares outstanding:
Basic	940	960	(20)	(2.1)%
Diluted	948	969	(21)	(2.2)%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$4,603	$4,532	$71	1.6%
International Package (1)	1,796	1,810	(14)	(0.8)%
Supply Chain & Freight (1)	674	728	(54)	(7.4)%
Total operating profit (1)	7,073	7,070	3	0.0%

Income before income taxes (1)	$6,713	$6,701	$12	0.2%
Net income (2)	$4,336	$4,389	$(53)	(1.2)%

Basic earnings per share (2)	$4.61	$4.57	$0.04	0.9%
Diluted earnings per share (2)	$4.57	$4.53	$0.04	0.9%

(1) 2013 operating profit and consolidated income before income taxes exclude the impact of the TNT termination penalty of €200 million ($268 million) and transaction-related expenses of $16 million. The combination of these items resulted in a pre-tax charge of $284 million ($177 million after-tax). Subsequent to the termination of the merger protocol, we liquidated a foreign subsidiary resulting in a realized foreign currency gain of $245 million ($213 million after-tax). Both transactions impacted the International Package segment.

2012 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $4.831 billion, allocated between the U.S. Domestic Package segment ($3.177 billion), International Package segment ($941 million), and Supply Chain & Freight segment ($713 million). 2012 also excludes an $896 million pre-tax charge from the withdrawal liability associated with restructuring a multiemployer pension plan in the U.S. Domestic Package segment.

(2) 2013 net income and earnings per share amounts exclude the after-tax impact of the International Package segment transactions described in (1), which total a combined $36 million after-tax gain.

2012 net income and earnings per share amounts exclude the after tax impact of the adjustments described in (1), which combined to decrease net income by $3.582 billion.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2013	2012	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$6,443	$6,412	$31	0.5%
Deferred	3,437	3,392	45	1.3%
Ground	24,194	23,052	1,142	5.0%
Total U.S. Domestic Package	34,074	32,856	1,218	3.7%
International Package:
Domestic	2,667	2,531	136	5.4%
Export	9,166	9,033	133	1.5%
Cargo	596	560	36	6.4%
Total International Package	12,429	12,124	305	2.5%
Supply Chain & Freight:
Forwarding and Logistics	5,492	5,977	(485)	(8.1)%
Freight	2,882	2,640	242	9.2%
Other	561	530	31	5.8%
Total Supply Chain & Freight	8,935	9,147	(212)	(2.3)%
Consolidated	$55,438	$54,127	$1,311	2.4%

Consolidated volume (in millions)	4,268	4,107	161	3.9%

Operating weekdays	252	252	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,271	1,277	(6)	(0.5)%
Deferred	1,074	1,031	43	4.2%
Ground	12,060	11,588	472	4.1%
Total U.S. Domestic Package	14,405	13,896	509	3.7%
International Package:
Domestic	1,499	1,427	72	5.0%
Export	1,034	972	62	6.4%
Total International Package	2,533	2,399	134	5.6%
Consolidated	16,938	16,295	643	3.9%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.12	$19.93	$0.19	1.0%
Deferred	12.70	13.06	(0.36)	(2.8)%
Ground	7.96	7.89	0.07	0.9%
Total U.S. Domestic Package	9.39	9.38	0.01	0.1%
International Package:
Domestic	7.06	7.04	0.02	0.3%
Export	35.18	36.88	(1.70)	(4.6)%
Total International Package	18.54	19.13	(0.59)	(3.1)%
Consolidated	$10.76	$10.82	$(0.06)	(0.6)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	December 31, 2013
Net cash from operations	$7,304
Capital expenditures	(2,065)
Proceeds from disposals of PP&E	104
Net change in finance receivables	39
Other investing activities	(43)
Free cash flow	$5,339

Amounts are subject to reclassification.

Certain prior year amounts have been reclassified to conform to the current year presentation.